Exhibit 99.1
Winston Hotels, Inc.
2626 Glenwood Avenue • Suite 200
Raleigh, North Carolina 27608
www.winstonhotels.com
NYSE: WXH
FOR FURTHER INFORMATION:

WINSTON HOTELS:
Patti L. Bell	Jerry Daly or Carol McCune (Media)
Assistant Vice President	(703) 435-6293
Investor Relations & Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com
For Immediate Release
Winston Hotels Reports First Quarter 2006 Results
Exceeded FFO First Call consensus analyst expectations by $0.03 per share
     RALEIGH, N.C., May 9, 2006—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the first quarter ended March 31, 2006.
2006 Highlights
•	Same-store RevPAR rose 11 percent; gross operating margin increased 174 basis points, excluding (1) hotels that were negatively impacted by renovation and (2) higher energy costs
•	Increased EBITDA by $1.7 million to $11.9 million
•	Raised annual FFO available to common shareholders per share guidance to $1.09 to $1.15, compared to $1.04 to $1.10 previously forecasted, and raised annual RevPAR expectation from 5 to 7 percent to 6 to 8 percent
•	Opened 123-room Courtyard by Marriott in Kansas City
•	Funded $20.3 million “B” note with Canyon Partners
•	Today, expects to close a 10-year, $176 million CMBS loan at a fixed interest rate of 5.94 percent

2006 First Quarter Operating Results
     Net income available to common shareholders was $4.4 million for the 2006 first quarter, or $0.17 per share, compared to net income available to common shareholders of $1.1 million, or $0.04 per share, for the same period in 2005. Net income available to common shareholders for the 2006 first quarter included a net gain of $4.5 million on the sale of the Southlake, Ga. Hampton Inn, which is excluded from funds from operations (FFO) available to common shareholders.
     FFO available to common shareholders for the 2006 first quarter was $5.5 million, compared to $6.0 million in the 2005 first quarter, or $0.20 and $0.22 per common share, respectively. FFO declined as expected from the previous year due primarily to higher interest expense, higher general and administrative costs and higher management fees. However, FFO available to common shareholders per share exceeded the company’s high-end guidance range by $0.02 per share and First Call consensus analyst expectations by $0.03 per share. The company had approximately 27.8 million and 27.6 million fully diluted weighted average common shares outstanding in the 2006 and 2005 reporting periods, respectively.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the 2006 first quarter was $11.9 million, compared to $10.2 million in the 2005 first quarter.
2006 Second Quarter Outlook and Guidance
     For the 2006 second quarter, the company forecasts net income per share available to common shareholders of $0.17 to $0.19. On a same store basis, the company expects 2006 second quarter RevPAR to increase 6 to 8 percent as compared to the prior year’s second quarter.
     FFO per share available to common shareholders is expected to be between $0.33 and $0.35 for the 2006 second quarter.

2006 Yearly Outlook and Guidance Revised
     For the year ended December 31, 2006, the company forecasts net income per share available to common shareholders of $0.51 to $0.57. On a same store basis, the company expects 2006 RevPAR to increase 6 to 8 percent from the prior year, compared to 5 to 7 percent forecasted earlier this year.
     FFO per share available to common shareholders for the year ended December 31, 2006 is expected to be between $1.09 and $1.15, compared to the $1.04 to $1.10 forecasted earlier this year. This guidance assumes no hotel acquisitions, dispositions, developments or placements of hotel debt during the year ended December 31, 2006, other than those activities discussed below.
Hotel Development
     “During 2006, we continued to upgrade our portfolio through the disposition of two older properties at attractive prices and the opening of a new hotel we developed,” said Robert W. Winston III, chief executive officer.
     On April 20, 2006 the company opened a 123-room Courtyard by Marriott in Kansas City, Mo., which it converted from a six-story, former historic apartment building. The hotel’s central location is convenient to multiple leisure and business demand generators. The company is excited about the earnings potential of this property. The company also made substantial progress on three additional properties that it has under construction. All currently are on schedule and on budget, including:
•	A 121-room, $12.5 million Hilton Garden Inn in Akron, Ohio, which is scheduled to open in the 2006 fourth quarter. The property is owned by a joint venture in which the company holds a 70 percent equity interest.
•	A wholly owned, 142-room, $19.6 million Homewood Suites hotel in Princeton, N.J. which is expected to open in the 2007 first quarter.

•	A wholly owned, 119-room, $13.3 million Hilton Garden Inn in Wilmington, N.C., which is expected to open in the 2007 first quarter.
     “With acquisition values at historically high levels, we are pleased to have the ability to create value through development, where we have significant expertise,” Winston said. “We are looking at a number of sites to build upscale hotels, including the new aloft brand by Starwood Hotels and Resorts, for which we are a preferred developer. We will continue to carefully balance the advantages of acquisition versus development, with a goal of upgrading and expanding our portfolio with appropriate risk-adjusted returns. Although we continue to have an active acquisition pipeline, we seek to acquire properties that we believe will provide value to our shareholders in the long term.”
Hotel Dispositions
     In March 2006, the company sold the 126-room Southlake, Ga. Hampton Inn for net sales proceeds of $8.5 million, resulting in a net gain of $4.5 million. In April 2006, Winston sold the 146-room Wilmington, N.C. Comfort Inn for net proceeds of $5.7 million, resulting in a net gain of $1.0 million.
     “The sale of these two hotels, the addition of the recently opened Courtyard by Marriott in Kansas City, together with three additional properties under construction that are expected to open in late 2006 and early 2007, are consistent with the company’s strategy to selectively prune our older assets that no longer meet our strategic long-term growth objectives and to reinvest the proceeds in properties that we believe have long-term growth potential,” said Joe Green, president and chief financial officer.
Hotel Debt Financing Program
     During the 2006 first quarter, the company closed on a loan in its previously announced program with GE Commercial Franchise Finance (GEFF), which is designed to provide a highly streamlined, cost-effective loan program for hoteliers. Under the program, GEFF and the company provide seamless mortgage loans for up to 85 percent of a project’s cost. The company has funded $0.8 million of the total $2.3 million first loss piece, or the “B” note, of a $12 million total loan amount for a 140-room Hilton Garden Inn under construction in Columbia, S.C. The underlying construction-to-five-year-permanent loan, bears interest at an all in annual yield to the company equal to 30-day LIBOR plus approximately 12 percent. The company is obligated to fund the remaining $1.5 million balance of the “B” note ratably over the projected construction period, which is expected to be completed during the fourth quarter of 2006.
     In May 2006, the company and GEFF closed on a $7.5 million construction-to-permanent loan amount for a 122-room Hilton Garden Inn under construction in Tuscaloosa, Tenn. with an estimated all-in cost of $9.3 million. The company is obligated to fund a $1.7 million “B” note ratably over the projected construction period, which is expected to be completed during the fourth quarter of 2006. During the construction period, the then outstanding “B” note bears interest at a variable rate equal to 90-day LIBOR plus 7.63 percent per annum; thereafter, the spread reduces to 7.43 percent. In addition, the “B” note accrues interest of 3.29 percent per annum until maturity, which is five years from the date the property opens to the general public.
     During the 2006 second quarter, the company also provided a $20.3 million “B” note as part of a $66 million senior note originated by Canyon Partners, to fund Downtown Resorts, LLC’s $91.5 million refinance and refurbishment of the 25,500-square-foot Lady Luck casino and adjacent 627-room hotel, which is expected to be completed during the first quarter of 2007. The loan bears interest at a fixed rate of 12.63 percent for two years with two, one-year extensions.
     “We continue to have a very active pipeline for our loan platform,” Green said. “These transactions are complex and are difficult to close on a predictable basis. However, we believe we can achieve superior returns on these financings and that this is a highly effective growth strategy for the company.”
Same Store Operating Statistics
     First quarter 2006 revenue per available room (RevPAR) for the company’s 43 hotels that were open during both the first quarter of 2006 and 2005, rose 10.4 percent, led by a 6.7 percent increase in average daily room rate (ADR) and a 3.5 percent increase in occupancy. First quarter 2006 operating margins increased to 39.9 percent from 39.5 percent in the same period a year earlier, despite significant pressure from hotels that were negatively impacted by renovation, rising fuel prices, franchise fees and higher guest frequency program costs. However, these costs were partially offset by improvements in labor costs, general repairs and maintenance, room operating supplies/expenses and a number of recently implemented energy-saving measures.
     The following table details the same store operating statistics, which include 43 consolidated hotels that were open throughout both the three months ended March 31, 2006 and 2005 (includes 41 wholly owned hotels and two hotels owned through joint ventures, the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn).

Same Store Operating Statistics
	Three Months Ended
	March 31,
	2006	2005	Change
Hotel room revenues	$34,223	$31,279	9.4%
RevPAR	$62.88	$56.94	10.4%
Occupancy	68.0%	65.7%	3.5%
Average Daily rate	$92.48	$86.64	6.7%
Gross Operating Profit margin	39.9%	39.5%	0.4	%pts.

     Excluding the operating results for the three months ended March 31, 2006 and 2005 of five hotels that were negatively impacted by renovations (i) RevPAR increased 11.0 percent to $64.14 from $57.80; and (ii) operating margins increased 130 basis points to 40.5 percent from 39.2 percent. In addition, but for higher energy costs, operating margins would have improved by 174 basis points.

Strengthened Balance Sheet
     Today, the company expects to close a 10-year $176 million commercial mortgage backed security (CMBS) loan with General Electric Capital Corporation, which will be collateralized by 16 of its hotels. The $176 million facility will bear interest only for four years at a fixed rate of 5.94 percent and thereafter will amortize over a 30-year period. Under the terms of the facility, the properties will not be cross-collateralized and the loans will be assumable, should any of the individual properties be sold. The net proceeds will be used to defease and payoff the $61.3 million outstanding balance of the company’s 7.38 percent fixed rate mortgage loan and to pay down the outstanding balance under the company’s existing revolving corporate line of credit, which at March 31, 2006 bore interest at 30-day LIBOR (5.08 percent at May 5, 2006) plus 2.50 percent.
     “With interest rates continuing to rise, we believe it was critical to lock in attractive long-term rates,” Green said. “Because the properties are not cross-collateralized, the structure gives us flexibility to manage our portfolio more effectively.”
     Also in April 2006, the company modified its $50 million master repurchase agreement with Marathon Structured Finance Fund (Marathon). The modified agreement reduced the interest rates from LIBOR plus 4.5 percent for loans funding the acquisition of existing hotels to LIBOR plus 2.75 percent, and from LIBOR plus 5.5 percent for loans funding the development or redevelopment of hotels to LIBOR plus 3.0 percent, respectively.
     “We continue to seek every opportunity to reduce our interest costs,” Green said. “By using the net proceeds from the new CMBS loan facility to pay off outstanding debt balances under our existing CMBS loan facility and our corporate line of credit, and by reducing the interest rates under our master repurchase agreement with Marathon, we expect to save approximately $1.1 million in interest expense during the remainder of 2006.”

Dividends
     During the 2006 first quarter, the company declared a regular cash dividend of $0.15 per common share and a cash dividend of $0.50 per share of Series B Preferred Stock. “We continue to evaluate our policy on a quarterly basis and currently are comfortable with the payout level of our stock dividends,” Winston said.
     Winston Hotels’ 2006 first quarter investor conference call is scheduled for 10 a.m. EST today, May 9, 2006. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 826983.
About the Company
     As of March 31, 2006 the company owned or was invested in 55 hotel properties in 17 states having an aggregate of 7,542 rooms. This included 48 wholly owned properties with an aggregate of 6,594 rooms, a 60 percent ownership interest in a joint-venture that owns one hotel with 138 rooms; a 49 percent ownership interest in a joint venture that owns one hotel with 118 rooms, a 48.78 percent ownership interest in a joint venture that owns one hotel with 147 rooms, and a 13.05 percent ownership interest in a joint venture that owns four hotels with an aggregate of 545 rooms. As of March 31, 2006 the company had hotel loans receivable totaling approximately $38.8 million. The company does not hold an ownership interest in any of the hotels for which it has provided financing. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.

Notes About Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition, disposition and development plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, net income available to common shareholders per share, FFO available to common shareholders, FFO available to common shareholders per share and RevPAR. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of subordinated loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2005.
Notes About Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.
FFO and FFO Available to Common Shareholders
The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties and other investments, and is a metric in determining executive compensation. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with the presentation of net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) improve our investors’ ability to understand the company’s operating performance.
Operating Margin
Gross operating profit margin, which is referred to herein as “operating margin,” is defined as hotel revenues minus hotel operating costs before property taxes, insurance and management fees, divided by hotel revenues.
RevPAR
RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues, such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.
EBITDA
EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation, and Amortization, which is defined as GAAP net income (loss) adjusted for interest expense, taxes, depreciation and amortization. The company further subtracts gains (losses) from sales of property to calculate EBITDA. EBITDA is helpful to investors and management as a measure of the performance of the company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT. EBITDA does not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of our financial performance or to cash flow from operating activities as determined by GAAP as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. EBITDA may include funds that may not be available for the company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	March 31, 2006	December 31, 2005

ASSETS
Land	$54,557	$55,758
Buildings and improvements	411,220	422,081
Furniture and equipment	62,664	63,048

Operating properties	528,441	540,887
Less accumulated depreciation	137,444	139,259

	390,997	401,628
Properties under development	30,787	25,139

Net investment in hotel properties	421,784	426,767

Assets held for sale	15,700	11,009
Corporate furniture fixtures and equipment, net	519	371
Cash	18,894	15,047
Accounts receivable, net	3,577	3,820
Notes receivable	38,839	38,050
Investment in joint ventures	1,746	1,795
Deferred expenses, net	6,978	6,807
Prepaid expenses and other assets	23,573	12,556
Deferred tax asset	11,823	11,471

Total assets	$543,433	$527,693

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Lines of credit	$178,196	$157,896
Mortgage loans	102,669	99,874
Accounts payable and accrued expenses	19,471	27,915
Distributions payable	6,055	6,011

Total liabilities	306,391	291,696

Minority interest	12,548	12,786

Shareholders’ equity:
Preferred stock, Series B, $.01 par value, 5,000 shares authorized, 3,680 shares issued and outstanding (liquidation preference of $93,840)	37	37
Common stock, $.01 par value, 50,000 shares authorized, 26,801 shares issued and 26,458 shares outstanding at March 31, 2006 and 26,509 shares issued and outstanding at December 31, 2005	265	265
Additional paid-in capital	324,647	325,238
Unearned compensation	—	(1,454)
Distributions in excess of earnings	(100,455)	(100,875)

Total shareholders’ equity	224,494	223,211

Total liabilities, minority interest and shareholders’ equity	$543,433	$527,693

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

Operating revenue:
Rooms	$37,349	$29,506
Food and beverage	2,553	1,821
Other operating departments	1,123	723
Joint venture fee income	52	61

Total operating revenue	41,077	32,111

Hotel operating expenses:
Rooms	8,020	6,536
Food and beverage	2,098	1,497
Other operating departments	861	638
Undistributed operating expenses:
Property operating expenses	8,758	6,602
Real estate taxes and property and casualty insurance	1,887	1,677
Franchise costs	2,567	2,134
Maintenance and repair	2,178	1,790
Management fees	1,429	723
General and administrative	3,028	1,989
Depreciation	5,233	4,141
Amortization	493	250

Total operating expenses	36,552	27,977

Operating income	4,525	4,134

Interest and other income	1,386	1,520
Interest expense	(4,412)	(2,407)

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	1,499	3,247
(Income) loss allocation to minority interest in Partnership	4	(64)
(Income) loss allocation to minority interest in consolidated joint ventures	134	(128)
Income tax benefit	98	132
Equity in income (loss) of unconsolidated joint ventures	22	(62)

Income from continuing operations	1,757	3,125
Discontinued operations:
Income (loss) from discontinued operations	274	(62)
Gain (loss) on sale of discontinued operations	4,249	(85)

Net income	6,280	2,978
Preferred stock distribution	(1,840)	(1,840)

Net income available to common shareholders	$4,440	$1,138

Basic weighted average number of common shares outstanding	26,418	26,283

Diluted weighted average number of common shares outstanding	26,418	27,601

Income (loss) per common share basic and diluted:
Income (loss) from continuing operations	$—	$0.05
Income (loss) from discontinued operations	0.17	(0.01)

Net income available to common shareholders	0.17	0.04

Per share dividends to common shareholders	$0.15	$0.15

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME TO FFO,
FFO AVAILABLE TO COMMON SHAREHOLDERS
AND FFO AVAILABLE TO COMMON SHAREHOLDERS PER SHARE
($ in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005

Net income	$6,280	$2,978
(Gain) loss on sale	(4,455)	90
Minority interest in Partnership allocation of income (loss)	(4)	64
Minority interest in Partnership allocation of gain (loss) on sale of discontinued operations	206	(5)
Minority interest in Partnership allocation of income (loss) from discontinued operations	13	(3)
Depreciation	4,846	3,871
Depreciation from discontinued operations	172	606
Depreciation from joint ventures	258	191

FFO	7,316	7,792

Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	$5,476	$5,952

Weighted average common shares outstanding assuming dilution	27,752	27,601

FFO Available to Common Shareholders per share	$0.20	$0.22

Common dividend per share	$0.15	$0.15

WINSTON HOTELS, INC.
2006 SECOND QUARTER AND YEARLY GUIDANCE
RECONCILIATION OF NET INCOME TO
FFO AVAILABLE TO COMMON SHAREHOLDERS *
($ in thousands, except per share amounts)

	Quarter Ended		Year Ended
	June 30, 2006		December 31, 2006
	Guidance Range		Guidance Range
	Low	High	Low	High
Net income	6,350	7,000	20,900	22,500
Gain on sale	(1,000)	(1,000)	(5,500)	(5,500)
Minority interest	200	200	600	700
Depreciation	5,400	5,400	21,400	21,400
Depreciation from joint ventures	60	60	300	300
Preferred stock dividend	(1,840)	(1,840)	(7,360)	(7,360)

FFO Available to Common Shareholders	9,170	9,820	30,340	32,040

Weighted average common shares assuming dilution	27,800	27,800	27,900	27,900

FFO Available to Common Shareholders per share	$0.33	$0.35	$1.09	$1.15

* Assumes no hotel acquisitions, and no hotel dispositions, developments or placements of hotel debt, except for the operations and related debt of the Courtyard by Marriott hotel in Kansas City, MO. and the Hilton Garden Inn in Akron, Ohio, the new fixed-rate financing with GECC, the modified financing with Marathon and the three loans closed in 2006 under our hotel debt financing program.

WINSTON HOTELS, INC.
RECONCILIATION OF NET INCOME TO EBITDA
($ in thousands)

	Three Months Ended
	March 31,
	2006	2005

Net Income	$6,280	$2,978
Add back:
Minority interest in Partnership allocation of income (loss)	(4)	64
Minority interest in Partnership allocation of gain (loss)	206	(5)
Minority interest in Partnership allocation of income (loss) from discontinued operations	13	(3)
Interest expense	3,957	2,200
Interest expense from joint ventures	309	155
Depreciation	4,846	3,871
Depreciation from discontinued operations	172	606
Depreciation from joint ventures	258	191
Amortization expense	462	250
Amortization expense from joint ventures	27	6
Benefits from income tax	(183)	(202)
(Gain) loss on sale	(4,455)	90

EBITDA	$11,888	$10,201

Winston Hotels, Inc.
Three Months Ended March 31, Same-Store RevPAR Statistics
Total for 43 Hotels

	Three Months Ended March 31,
	2006	2005	% CH

Combined Brands
Comfort Inn/Suites & Quality Suites	$45.87	$43.04	6.6%
Courtyard, Fairfield Inn, Residence Inn	$67.99	$58.64	15.9%
Hampton Inn/Suites	$62.50	$55.26	13.1%
Hilton Garden Inn	$74.15	$67.97	9.1%
Holiday Inn Express/Select	$51.04	$48.90	4.4%
Homewood Suites	$75.46	$70.87	6.5%

Region
South Atlantic	$61.01	$55.22	10.5%
East North Central	$71.26	$58.73	21.3%
West South Central	$46.01	$40.89	12.5%
Mountain	$89.73	$81.55	10.0%
New England	$60.74	$56.03	8.4%
Middle Atlantic	$70.81	$68.48	3.4%

Segment
Upscale	$72.59	$65.52	10.8%
Mid-scale w/ F&B	$53.09	$48.58	9.3%
Mid-scale w/o F&B	$54.73	$49.82	9.9%

Service
Limited-service	$55.23	$50.08	10.3%
Full-service	$64.73	$57.95	11.7%
Extended-stay	$78.40	$72.86	7.6%

Total	$62.88	$56.94	10.4%

The above presentation includes 41 of the company’s 48 wholly owned hotels as of March 31, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes wholly owned properties which were sold prior to March 31, 2006, the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Three Months Ended March 31, Same-Store ADR Statistics
Total for 43 Hotels

	Three Months Ended March 31,
	2006	2005	% CH

Combined Brands
Comfort Inn/Suites & Quality Suites	$67.90	$66.25	2.5%
Courtyard, Fairfield Inn, Residence Inn	$101.70	$88.55	14.9%
Hampton Inn/Suites	$90.64	$83.61	8.4%
Hilton Garden Inn	$108.11	$106.37	1.6%
Holiday Inn Express/Select	$89.32	$83.62	6.8%
Homewood Suites	$96.70	$95.97	0.8%

Region
South Atlantic	$87.04	$81.48	6.8%
East North Central	$109.46	$95.32	14.8%
West South Central	$84.49	$77.99	8.3%
Mountain	$104.33	$99.69	4.7%
New England	$95.32	$95.28	0.0%
Middle Atlantic	$113.65	$109.12	4.2%

Segment
Upscale	$101.66	$96.31	5.6%
Mid-scale w/ F&B	$85.97	$86.00	0.0%
Mid-scale w/o F&B	$82.96	$75.65	9.7%

Service
Limited-service	$83.39	$76.11	9.6%
Full-service	$99.09	$93.70	5.8%
Extended-stay	$99.03	$97.13	2.0%

Total	$92.48	$86.64	6.7%

The above presentation includes 41 of the company’s 48 wholly owned hotels as of March 31, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes wholly owned properties which were sold prior to March 31, 2006, the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.

Winston Hotels, Inc.
Three Months Ended March 31, Same-Store Occupancy Statistics
Total for 43 Hotels

	Three Months Ended March 31,
	2006	2005	% CH

Combined Brands
Comfort Inn/Suites & Quality Suites	67.6%	65.0%	4.0%
Courtyard, Fairfield Inn, Residence Inn	66.9%	66.2%	1.1%
Hampton Inn/Suites	69.0%	66.1%	4.4%
Hilton Garden Inn	68.6%	63.9%	7.4%
Holiday Inn Express/Select	57.1%	58.5%	-2.4%
Homewood Suites	78.0%	73.8%	5.7%

Region
South Atlantic	70.1%	67.8%	3.4%
East North Central	65.1%	61.6%	5.7%
West South Central	54.5%	52.4%	4.0%
Mountain	86.0%	81.8%	5.1%
New England	63.7%	58.8%	8.3%
Middle Atlantic	62.3%	62.8%	-0.8%

Segment
Upscale	71.4%	68.0%	5.0%
Mid-scale w/ F&B	61.8%	56.5%	9.4%
Mid-scale w/o F&B	66.0%	65.9%	0.2%

Service
Limited-service	66.2%	65.8%	0.6%
Full-service	65.3%	61.8%	5.7%
Extended-stay	79.2%	75.0%	5.6%

Total	68.0%	65.7%	3.5%

The above presentation includes 41 of the company’s 48 wholly owned hotels as of March 31, 2006, as well as two joint venture hotels the company held an ownership interest in throughout the periods presented. These joint venture hotels include the Chapel Hill, N.C. Courtyard by Marriott and the Ponte Vedra, Fla. Hampton Inn.
The above presentation excludes wholly owned properties which were sold prior to March 31, 2006, the Hampton Inn & Suites Baltimore Inner Harbor in Maryland which was acquired in September 2005 and the six hotels acquired in October 2005. The above presentation also excludes the Stanley Hotel in Estes Park, Colo., which was acquired in August 2005, in which the company owns a 60 percent interest. These properties were not open throughout each of the periods presented; therefore they are excluded from the table above.